Exhibit 99.2

Renaissance Learning

Third Quarter Earnings Release

Steve Schmidt

October 20, 2004

5:00 p.m. EST

OPERATOR:  Good afternoon ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s Third Quarter earnings conference call.  At this time everyone is in a listen only mode.  Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.  As a reminder, your conference is also being recorded.  At this time I would like to introduce you to the Chief to the Executive Vice President and Chief Financial Officer, Mr. Steve Schmidt.  Please go ahead, sir.

STEVE SCHMIDT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER:  Good afternoon.  I’m Steve Schmidt, Executive Vice President and Chief Financial Officer of Renaissance Learning.  I’d like to welcome everyone to our third quarter conference call.  Before starting, I need to point out that this call may include information constituting forward looking statements, made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause, or could contribute to such differences include those matters disclosed in our Securities and Exchange Commission filings, including forms 10K and 10Q.

I’ll begin our call today with a review of the third quarter financial results.  John Hickey, our Chief Executive Officer will then provide some brief comments about our third quarter operations, and information regarding our longer term expectations.  Following our comments, we’ll be happy to take your questions.

The third quarter results were on target with the projections we announced September 30th.  Third quarter sales of $25.5 million were down 18.4 percent from the third quarter of last year.  That income was $3.9 million, and earnings per share for the quarter was 12 cents per share compared to 27 cents per share for the third quarter 2003, which include a one-time tax benefit of four cents per share related to income tax credits for research activities.  The sales decline of 18 percent is not an accurate reflection of our order rates, which were essentially flat for the period.  Because a larger part of our business is now subscription based, a greater portion of the revenue is initially deferred and recognized in future periods.  This past quarter, deferred revenue grew by approximately $3.3 million, primarily due to sales of Renaissance Place, StandardsMaster and our mentor coaching services, all sold on a subscription basis. The balance of the difference between order rates and revenue is related to the typical timing differences between when orders are received and when the services are actually delivered or the products shipped.  Product revenues were down 20.8 percent, reflecting the impact of an increasing amount of revenue deferrals, and the delay in purchasing decisions from our customers, as they take the time to analyze the benefits of Renaissance Place.  The revenue decline was evident across all product lines.  Service revenues declined 7.9 percent, mainly due to a decline in onsite and hotel training events, partially offset by an increase in coaching and technical consulting.  As we have previously mentioned, we are de-emphasizing on site and hotel events, because we believe we can do a more effective job of implementing our solutions and training educators by providing ongoing assistance with services such as mentor coaching.

The overall gross profit margin was 85.3 percent in the third quarter, an improvement from last year’s margin of 83.7 percent.  Both product and service margins were higher than last year’s third quarter levels.  The improvement in product margins continues to be driven by a more profitable sales mix, with proportionately lower sales of scanners and by cost efficiencies in delivering custom assessment products.

The improvement in service margins was mainly the result of costs efficiencies in both software support and professional development.

Operating expenses for the third quarter were $16.2 million, up 5.7 percent from third quarter 2003.  Increased expenses for sales and marketing were the primary driver of the higher expenses, due to the field sales team expansion, and to increases in advertising related to promoting Renaissance Place.  Product development costs were $4.4 million, up slightly from first half levels as predicted, and G&A costs of $3.3 million were similar to the levels in both the prior year and the trailing quarter.

As I mentioned earlier, net income was down to $3.9 million, which, excluding the one time tax credit recorded last year was a decline of $3.3 million or 46 percent.  Despite the earnings decline, operating cash flow improved by $700,000 over the same quarter in the prior year to $9.2 million.  Improvement was related to an increase in the amount of deferred revenue, while last year was negatively impacted by an increase in receivables.  We expect to continue to see very strong cash flow as a result of our subscription revenue model where the cash is typically received ahead of revenue recognition.  Now here’s John to provide some further details about our operations and outlook.

JOHN HICKEY, CHIEF EXECUTIVE OFFICER:  Thanks Steve.  Despite the delays in order patterns that we are currently experiencing, our customers continue to show significant interest in our Renaissance Place platform, and its ability to help them receive the timely, accurate, objective information they need to make data driven decisions and accelerate learning.  Our quote levels continue to increase each month, and we currently have over 3,100 school buildings using the new Renaissance Place platform.  We continue to be extremely confident that our quote and order levels will ramp up even more as the current implementations gain traction and start to generate success stories on a larger scale.  Much of our optimism is based on our confidence in our field sales team as they continue to mature and make significant district contacts.  We currently have a record number of leads outstanding, including a number of very exciting large district opportunities that could close in the near future.  We are confident that we will build on the increases in field sales activity, as we are experiencing, and that many of these leads and quotes can be realized in the quarters ahead.

We continue to aggressively recruit additional sales reps, and plan to reach our goal of 55 professionals in the next nine months.  We have consolidated a few territories, so our goal is slightly down from earlier discussions.  I’m also pleased to report that we continue to strengthen our senior management team, with the addition of John Laramy, as our Senior Vice President Chief Assessment Officer.  John comes to us from Houghton Mifflin , where he was President of Riverside Publishing and previously at Riverside held the position of Vice President of Sales and Marketing, in total over a 10 year period.  John will be responsible for our field sales team, implementation support and business development.  We are extremely excited about the wealth of experience that John brings with him in the K-12 industry, and also about the passion he shares with us to further our mission of accelerating learning.

Another initiative that we firmly believe will impact our future growth opportunities is an aggressive promotional campaign for our Renaissance Place products that we launched in the third quarter.  It includes a print advertising campaign that is targeted at key decision makers at the district level.  This promotional activity is intended to build brand awareness, penetrate new districts and has helped drive the record number of new leads that we mentioned earlier.  We feel that the Renaissance Place brand can soon build greater traction, and we plan on building on the success of this campaign by continuing to aggressively promote this product line through the next few quarters.

Finally, during the quarter we made major progress on completing our new English in a Flash product, which is expected to ship in the fourth quarter.  This product is a terrific new concept, aimed at helping English language learners and English as a second language students acquire English language proficiencies quickly and easily.  This product will help us to fill a huge area of need in the K-12 area, where teachers are struggling to meet the needs of students with different language ability levels and cultural backgrounds.

As we mentioned in our pre-announcement, we are in a period of transition for the company, and it’s clearly having some short term impact on reported financial results.  We contribute this to both a pause in customer’s order patterns, as they access the new Renaissance Place platform and to the lengths of the sales process at the district level.  We expect that these factors will continue to affect us in the fourth quarter, as a result, revenue and earnings will be lower than the prior year’s fourth quarter.  However, we continue to believe that we have positioned ourselves well as we maintain solid profitability, healthy profit margins and a strong cash flow position.  In addition, our deferred revenue balance is $5.8 million higher than it was at the close of the third quarter 2003.  As we move through the current transition period, these factors, combined with the momentum that Renaissance Place is gaining and the maturity of our field sales force, cause us to continue to remain optimistic about our long term outlook.  We are confident that we are on track to show growth and stronger financial performance going forward into 2005 and beyond.  At this time we would be happy to take your questions.

OPERATOR:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  If you have a question, please press “star, then 1” on your touch tone phone.  If at any point your question has been answered, and you’d like to remove yourself out of the queue, you may do so by pressing the pound key.  We do ask that you please pick up your handset to minimize any background noise.  Our first question is coming from Drew Crum of Legg Mason.

STEVE SCHMIDT:  Hi, Drew.

DREW CRUM:  I apologize if I missed this, but did you mention the number of sales people you had at quarter end?

JOHN HICKEY:  No, actually, I think it was down a little bit from what we had reported previously.  It’s about 36 people.

DREW CRUM:  36?  Ok.  And also, during the second quarter call you had disclosed a number of 50 plus significant district level deals.  I wonder if you had a comparable figure for the third quarter, and how that compared to last year.

STEVE SCHMIDT:  We don’t, Drew, however, it was down obviously, from where we were in the second quarter.  I think we had mentioned three weeks ago on that call.  We talked about some opportunities that we really felt we could close in the third quarter that we were not able to realize.  And, as a result, the district metrics are down over what we accomplished in the second quarter.

DREW CRUM:  Ok, do you have any further update on some of those deals that did slide then, to the fourth quarter?  Can you share those with us?

JOHN HICKEY:  Nothing more that we can disclose, but it’s continuing to look good.

DREW CRUM:  Ok, and then, could you give us an update as far as pricing on the Renaissance Place and the coaching product?  I know that those metrics have kind of shifted from quarter to quarter.  Just an update if you can.

STEVE SCHMIDT:  I think when you’re talking about shifting; we may have made some adjustments in the pricing very early in the process after Renaissance Place came out.  I think the up front set up fee was reduced somewhat from where we started.  But beyond that, pricing has remained consistent.

DREW CRUM:  Ok, so it’s about, it’s 99 cents per child, per product.

JOHN HICKEY:  That’s correct, and in the coaching it’s, you know, it’s targeted at a continual practicum of best practices.  It’s kind of a course material that we provide for the teacher.  I mean, we’re working through that whole process to get good outcomes and that sells for $495 dollars.

DREW CRUM:  Ok, and is it too early to give any indication as to any seasonality with the coaching product, since it is a relatively new product?

JOHN HICKEY:  Well, it is, in many cases it’s bundled into the solutions that we’re selling.  For example, with Accelerated Math, you can only buy it with that professional development included in it, so, I mean, certainly we started it more aggressively earlier in the year, but the impact is just now starting to hit as we start the new school year.  And get well into the new school year.

DREW CRUM:  Ok, let me sneak one more in.  As far as the gross margins going forward, I mean they came in pretty strong this quarter.  As Renaissance Place becomes a more prominent piece of the business, how do you see those trending?

STEVE SCHMIDT:  I think eventually Renaissance Place can help to maintain or perhaps even boost the margins, however, I think as I cautioned on previous calls we will likely see some periods where the ramp up in some of the service offerings could affect margins.  They really didn’t in this past quarter, but we’ll go through periods of ramp up where we’ll be adding costs and resources ahead of bringing on the services.

So you could see a little bit of pressure on service margins in the near term, but long term we believe Renaissance Place can be a great product for us from a number of different fronts, but including maintaining the high gross profit margins that we’re enjoying currently.

DREW CRUM:  Ok, thanks guys.

JOHN HICKEY:  Thanks Drew.

OPERATOR:  Thank you.  As a reminder, if you do have a question you may press “star, then 1” on your touch tone phones at this time.  Thank you.  Our next question is coming from Mark Marostica of Piper Jaffray.

DEREK WILDER (ph):  Hi guys, this is Derek Wilder for Mark.

JOHN HICKEY:  Hi Derek.

STEVE SCHMIDT:  Hi Derek.

DEREK WILDER:  I just had a quick question.  I joined a little late, I apologize.  But could you repeat your financial targets for Q4?

STEVE SCHMIDT:  Well, I guess we didn’t discuss much on Q4, we pretty well covered that three weeks ago, other than to say that the same dynamics that were working in Q3 are likely going to continue to affect us in Q4, and the revenues and earnings are expected to be down from Q4 last year.

DEREK WILDER:  Ok and I guess it hasn’t been very long since the last call, but any change in your outlook for the funding environment in general?

STEVE SCHMIDT:  No.

DEREK WILDER:  Ok, thanks.

OPERATOR:  Thank you.  As a reminder, for any further questions you may press “star, then 1” on your touch tone phones at this time.  Gentlemen, there appear to be no further questions or comments at this time.

JOHN HICKEY:  Well, the current situation to subscription based products and district level solutions is having an impact on our short term financial results.  However, our confidence remains strong for the longer term, because we have a sound strategy, a strong balance sheet, outstanding product line backed by scientific research, a large market presence that can build on what, that we can build on with Renaissance Place, and other new products as well as commitment to our customers to help them to accelerate learning.  Thank you for joining us, and we will talk to you again early next year.

OPERATOR:  Thank you, and thank you callers.  This does conclude today’s conference.  You may disconnect your lines at this time and have a wonderful day.

END

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